EXHIBIT 99.2

Transcript of Interview with KCSA Strategic Communications, dated November 9, 2016

Philip Carlson

Good afternoon and welcome to Terra Tech’s Third Quarter 2016 Financial Results Conference Call. A replay of this call will be available at www.smallcapvoice.com and will be archived on the Investors Relations section of the Terra Tech website.

Before we begin, please let me remind you that during the course of this conference call, Terra Tech's management may make forward-looking statements. These forward-looking statements are based on expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations.

These risks are outlined in the Risk Factor section of our SEC filings. Any forward-looking statement should be considered in light of these factors. Please also note, as a Safe Harbor, any outlook we present is as of today and management does not undertake any obligation to revise any forward-looking statements in the future.

With me on the call today are Mr. Derek Peterson, Terra Tech's Chairman and Chief Executive Officer and Mike James, Chief Financial Officer.

With that, I would now like to turn the call over to Derek. Derek, please go ahead.

Derek Peterson

Phil, thank you very much. And I want to thank all of you, I think there's almost 400 people on the call today, which is interesting considering all of the news we have to deal with today. So, I want to thank everybody today to be with us to discuss Terra Tech's 2016 third quarter results. And I also want to take the time to provide an operation on business update.

So, I'm going to go through a regulatory update, we're going to chat a little bit about the financials, Mike James will dig deeper than my surface level reporting and then I'm going to go through some of the segments to give everybody some sermons of an update of what's where and what are kind of strategic objectives are from today going forward.

So, what a pivotal point in history we're at right now and I know this year's election was very polarizing and I know a lot of people woke up today not really certain how one feels. There is a lot of concern in the world out there, lot of concern in the marketplace and whatever side of the coin you sit on right now, again we're all sitting here I think as a group of people not necessarily understanding what the future may bring.

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However, what's getting lost in the headlines is the momentive legislative shift that we've seen in the candidates industry buried behind the Trump and Clinton headlines, we had massive massive forward progress in legalization both from adult use and expanded medical throughout the country at this point in time. So, if everybody hasn’t paid attention, I'm sure there's a few of you that haven’t seen but I'm imagining most of you have.

We've got adult use that passed in California, we've had adult use legalization that passed in Nevada, as well as Massachusetts. We've also had a significant amount of medical passing and expanded medical in key states like Florida. What this means is for the first time, we are well over half the country and more importantly that well over half the population living in an environment with some form of regulated cannabis.

And this is really what we wanted to see happen, coming into this election cycle with the unpredictability of both of the running, the people that were running. So, both Clinton as well as Donald Trump, neither one of them were really overtly supportive of cannabis legalization, whether we're talking medical or adult use. They both kind of passively said let's leave this up to the states, we want to have more research done and that type of thing. But none of them was a huge advocate for expanded medical and or adult use.

So, that being said, it was very important from us from a medical cannabis standpoint, recreational cannabis standpoint to have as much of this legislation pass. But whoever ended up in the Whitehouse at the end of the day. They were walking into an environment again where it's well over half the population, well over half the country. And this is just a huge gap in the widening of Pandora's box which from our purchase going to be very challenging to undo, even if it's their objective.

We happen to believe our camp from conversations that we've had at the Trump campaign and President elect Donald Trump will allow the industry to continue to grow at the rated average. I don’t know that we're going to see any huge federal overhaul on the short run, but I do believe that we're going to continue to allow states to make these types of decisions. And if things go the way that they've gone over the last 24 months, I think we see a tremendous snowballing effect in the amount of states we have some semblance of deregulation and for regulation I should say.

Again, we're more importantly in the NAV, we're really pleased to finally see a tax and regulated system. And the two major markets, California and Nevada that we deal in. We believe this is going to agree with few things; accelerate our growth in California that triples the cannabis market, potential to size and scope. And all of our hard work at this point means that we've got basically first mover advantage in those market places.

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And what I mean by that is Nevada if you have read the legislation, we should be able to enact some semblance of recreation and adult use cannabis distribution sometime around summer. What that does is it gives the existing facilities our three around Las Vegas and our one location in Reno, about an 18-month headstart before they do any follow on permitting and issuance of permits to additional facilities.

In California, we're looking at the first part of 2018. So, these are very impactful pieces of legislation for us. Specifically, I think you've heard me say in the past, specifically in the Nevada marketplace because the medical market they were so immature it was going to take 24 months to really begin to hit its stride and heat up. This is a huge huge growth accelerant for us from a topline revenue and market share standpoint.

I said and I’ve used the analogy before in California, adult use legalization is like going from 60 miles per hour to 80 miles per hour because of the quasi recreational aspects associated with the very broad and easy to access medical program here. Contrast that with the Nevada marketplace, that's like going from 10 miles per hour to 90. So, we're in a great position, we're really fortunate we have the footprint in Nevada to be able to take advantage of this, but it really kind of accelerates the aggressive strategy we put in place to pivot towards adult use in the steps that we've taken to position ourselves for that.

Getting into the financials, I know the report just came out a little bit ago, but as we see we reported strong growth this quarter. Revenues of approximately $7 million which is an increase of 244% compared to the prior year. The first time the sales have really been driven largely higher by cannabis sales. We're starting to see cannabis sales become the majority compared in contrast at against the produce of flower sales we do on the agricultural side.

Cannabis sales again include our Blum Oakland location, our Western Las Vegas revenue and also our IVXX wholesale branded products distribution in the California marketplace. Gross margins have relatively small increase quarter-over-quarter but we have a significant plan for gross margin expansion. I made this promise that not only are we going to go after topline revenue growth but our secondary motivation in strategic plan is to increase margins as drastically as possible.

And we've made great progress in margin expansion over the last 24 months. But one of the things that's holding us back from realizing significant market, gross margin expansion is the flower business. What I don’t mean the cannabis flowers, I mean the ornamental flower business we still do on the Edible Garden produce site. So, we've had the division that distributes flowers out in the major retailers that we also deliver the produce for, and we needed to keep that business segment intact because we were worried if we drop the flower business, we wouldn’t also be able to continue the produce distribution.

Now, we've created such energy and such demand for our produce division, it stands on its own, we're going to able to, we're going to begin to migrate out of the flower business. And what that's going to mean is a little bit of loss in the revenue but that revenue loss will be more than made up by the accretive activities out of Nevada, the expansion of the IVXX brand, M&A activity and that type of thing.

So, we won't be feeling any true reduction, but we wanted to get that business segment migrated out because that the margins on that segment are so razor spin that reflecting our overall margins our blended margins. And we really want to make that a primary focus going into 2017. So, the fall through on achieving the higher margins for example, we're going to cut down the packaging cost across the board. We're really digging into the P&L.

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To give you one example, we sat in the meeting the other day and we were looking at our packaging cost associated with our IVXX boxes. We were paying a $1 apiece for them. We renegotiated with our vendors that the volumes have increased because the markets expanded, we got those product packaging cost down to $0.20 per unit. Those types of activities that we repeat over-and-over again saving a nickel and dime here, really going to what's going to be going into that overall margin expansion for the company and getting that P&L to look even healthier.

So, while we have that significant time topline growth and we're really trying to go after expansion. We want to make sure when we bring in these subsidiaries or grow these subsidiaries organically, we get these subsidiaries to the point where they're net income positive and cash flow positive on their own. We'll still have corporate burn because we're still in expansion mode. We're going after new projects around the country, but we want to make sure the operating subsidiaries in and of themselves are self-sufficient.

And that's really our primary objective coming into 2017-2018 timeframe. We're getting strong performance from each one of our dispensaries right now. Blum Oakland obviously leads the pack because it's a very developed marketplace. Las Vegas Western Avenue dispensary is growing every month where finding increased patient base and increased revenue same thing with the Decatur Boulevard location in Las Vegas.

The third location that we opened in Desert Inn had a great grand opening there. We actually came out of the gate doing better numbers in that location, as we stop we might, then the other locations in Las Vegas area. I think it’s part of that's to do with the proximity to convention center, the use of access to the strip and the overall demographic in that neighborhood.

In addition, we're finishing up construction in the Reno North West Nevada area. We expect a soft opening in late November. So, we'll have some activity out there to finish the year off. In addition to that is you all know San Leandro, want a permit out of San Leandro that was both a retail facility as well a laboratory to expand the IVXX manufacturing a concentrate brand. Shareholders who have seen whether we recently announced this, but unlike our retail outlets, this one's going to have the lab facility to continue to expand the prefilled cartridge business as well as the concentrates.

The plans are very early stage at this point but we plan to open the facility in the second half of 2017 and beginning construction in the first part of 2017. Vegas cultivation, I think we get a lot of question on what's where. One of the reasons we slow down the cultivation facility in Vegas was for two reasons. 1) We knew the medical program was going to take time to expand. So, I didn’t want to build a huge amount of infrastructure, employ a bunch of people onto some semblance of a vacuum in an undeveloped market.

So, we kind of patiently waited this out. So, we didn’t have the capital expenditure and a timeframe where there wasn’t a significant amount of patient base and now we're finding on the medical side its way easier for patients to get side of it. It doesn't take 30 or 60 days anymore, takes 24 hours. You can do the activity online. Coupled with the fact of recreational adult use legalization being a huge catalyst in terms of what sales potential may look like in the 2017, 2018 arena.

So, we perfectly time this from our perch and we're looking to have this facility open during the third quarter of 2017. And our opinion just shortly after the recreational initiative takes place for our current facility. Organic growth out of IVXX is a significant focus of our in the California marketplace, especially with the adult use passing. IVXX sales increased 261% compared to the second quarter of 2016 and this was sales outside of our retail facility Blum. That's not inclusive of that.

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Our Cannabis cartridges have performed extremely well. This convenience items have prefilled cartridges coupled with prerolls and those types of grab and go items are becoming a dormant amount of the sales that most retail dispensaries are recognizing. We're going to continue to launch a variety of cannabis strains and varying potencies. We expect continue upward growth. We have a significant plan to build out the wholesale business to grow market share.

That means additional salesforce. A different additional advertising. Now, we're able to kind of pivot from that, traditional medical type advertising. It's something that's more lifestyle branding. Something that's more kind of aligned with the alcohol industry or something of that nature. So, we're putting together significant marketing strategy in the state of California and also in the state of Nevada to make sure that IVXX ID extends up to be one of the household dominant players in the marketplace.

Legislation of course is influx in California. We have now that we pass adult use MMRSA, which is the medical piece of legislation, AUMA which is the Prop 64 adult use piece of legislation or kind of going back to the cutting room floor to work out all the details and language as far as legislation is concerned. So, while we're developing this comprehensive marketing and strategic plan, we're also waiting patiently to make sure whatever plan we do develop it hears to those different pieces of legislation.

And one of the reasons they held off on that which is a very responsible thing from a legislative standpoint was to make sure that Prop 64 pass is that they can mirror the language in both the recreational side and the medical side as much as possible. That way, us as operators aren’t sitting there every day of the week operating with two different sets of rules across the board which would be very strategically difficult for us to do.

A little bit about Edible Garden. We shipped our first order of 4" potted living herbs to Wegmans Food in New Jersey. Wegmans as you as those of you who live in the North East know is a great household name. We're fortunate to be able to gain traction there and expand our distribution, very reputable supermarket chain. Edible Garden as we talked about before, continues to provide steady cash flow to support the business. We've increased automation at the facility productivity and gross margins.

We've expanded our Dutch movable table system. We should have that expansion completed in December 2016 to meet demand. We're experiencing increased demand month-over-month. We are adding additional contract growers throughout the country for additional distribution of the new organic SUPERLEAF lettuce. And we're also planning for additional acreage of growers for the new organic SUPERLEAF lettuce tend to the $5.2 billion category of cut leaf lettuce.

So, one of the things that we haven’t done in the past is cut lettuce. And everybody's bought those that bagged lettuce and we've all experienced three days after you buy that you open it up and after that lettuce is line. So, the cut lettuce is becoming a dominant player and again that's $5.2 billion of cut leaf sales across the United States. The SUPERLEAF lettuce is becoming that dominant market entry product for us, a differentiation product that nobody else has.

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This is a patent pending product that we have exclusivity to that has significantly higher antioxidants nutrient density, then the competitive green leaf and red leaf lettuce in the marketplace. So, when we go to the retailers, we're able to bring something that's not only organic, not only locally grown but has a higher vitamin impact, higher antioxidant, the consumer is ultimately getting more value for the dollar that they spend.

We've been getting great traction with this product after the gate. We think this is again a differentiating fact that's going to allow us expansion into additional retailers throughout the country. We just actually with the SUPERLEAF Edible Gardens, we were the main sponsor at the Rutgers University 250 Breeding Celebration event last week. That event was essentially organized to promote all plant varieties that were developed by Rutgers scientists and that are now commercialized.

I'm going to take this time now to turn the call over to CFO Mike James to review our financials more in depth.

Mike James

Thank you Derek. And good afternoon everyone. I will now provide you with the summary of our third quarter 2016 results. For the more detailed results, please refer to the press release we issued earlier today which is posted on our website, along with the form 10-Q files with the Securities and Exchange Commission. In addition, please note that we compile our financials under US GAAP including our non-operating expenses.

The quarter ended September 30th, 2016, we generated revenues of approximately $7 million compared to $2 million for the quarter ended September 30th, 2016 an increase of approximately $4.9 million or 244%. The increase was primarily due to the sales from the acquisition of the Blum to spend three in Oakland, California which closed on April 1st, 2016. Sales of IVXX cannabis products and Edible Garden sales of its produce herbs and flora products.

Third quarter result revenues also benefitted from sales at the Western Las Vegas Blum dispensary which opened during the second fiscal quarter 2016. A gross margin for the third quarter 2016 was approximately $1.3 million or 19% compared to approximately $370,000 or 18% for the same period a year-ago. SG&A expenses for the quarter totaled $6 million or 86% of sales compared to $2 million or a 104% of sales a year-ago. The increase is primarily due to an increase in salaries due to the new hires associated with the Blum dispensaries.

Other expenses include an increase in consultant fees in connection with the Nevada business and an increase in amortization expense due to the intangible assets acquired in the Black Oak Gallery acquisition. We incurred a net loss of approximately $5.9 million or $0.01 per share for the third quarter 2016 compared to a loss of approximately $2 million or $0.01 per share for the quarter ended September 30th, 2015. The primary reason for the increase in the net loss is the afore mentioned increase in general and administrative expenses.

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Now, turning to the balance sheet. In September 30th, 2016, we had a cash balance of approximately $3.4 million compared to a cash balance of approximately $418,000 at December 31st of 2015. Short-term debt as of September 30th, 2016, amounted to approximately $2 million compared to approximately $917,000 as of December 31st 2015. Long-term debt increased from zero to $836,000 to on the nine months of 2016 due to additional borrowing used for working capital and capital expenditures.

Stockholders equity for the third quarter of 2016 amounted to 39.3 million, an increase of 32.9 million compared to 6.3 million as of December 31st, 2015. Total revenues generated from lettuce products for the third quarter of 2016 totaled $4.8 million compared to $429,000 from the third quarter of 2015. The increase is due to the acquisition of Blum Oakland, the opening of Blum Nevada on Western in Last Vegas and more distribution stable product produced at IVXX.

Now, I'd like to turn the call back over to Derek for some closing comments.

Derek Peterson

Mike, thank you very much. We started this company back in 2010 in a tiny warehouse in a bad area of Oakland, California, with about four employees. And to see what we've accomplished over the last handful of years is a remarkable tome to me considering the several first years were in a very what I would say relatively hostile environments specifically in the state of Northern California.

This is the first time we as a management team feel like we have some significant wind at our back. It's amazing what we've done just in the last 12 to 18 months and we feel like that momentum is only going to snowball in our favor on a go forward basis. So, we're using the change in the shift in legislation to really execute where our expertise is. This is a game of branding. The people who brand the best and get the most exposure in the key marketplace is an again to ours is California and Nevada right now are going to win the game.

We want that homogenized kind of franchise experience at the retail level that exists in every other industry in the country. Any other industry in the world. If you walk into Starbucks in Northern California and order a Mocha and do the same thing in Massachusetts and you get a different product, you're not going to stand for that. And in the cannabis industry you shouldn’t either. You should be able to have the same replicable experience from a product standpoint, a consistency standpoint and just an overall general experience standpoint.

And that is something that's so fragmented right now that we're trying to be the disrupter in that space. So, branding of our Blum retail dispensaries is a core focus for us in multiple marketplaces. Expansion of the IVXX brand and getting that branding momentum on a wholesale basis is our other primary focus. If we can win those two games and not be pushed into the corner as a commodity provider, we think we walk out of this having a significant advantage over our competitors.

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So, coupled with that, we are very focused on continuing topline revenue growth is all of you have seen. We think we're positioned ourselves and we're trending to beat our numbers and we'll hopefully put out some numbers for 2017 as well. If you notice we had a reduction of SGA as a percentage of sale, that's all part of that fiscal discipline that we're trying to put into place to lean out the operations as we bring those operations up to speed and onboard.

Gross margin expansion as I mentioned at the beginning of the call is a primary focus of ours. And if you notice we've had significant debt reduction and we're going to be focusing from today going forward of ending the year in a position where we have very little debt on the books and we're going to use this momentum in the stock price to put some cash on the balance sheet for acquisitions to have a war chest and to position ourselves to be able to execute on our strategic plan going forward.

We really want to improve the balance sheet. And if we have the tools that we need walking in 2017 having this legislative shift in that wind at our back, we really feel like this is a year to be able to excel. So, on behalf of management and the board of directors, we want to take this time to thank all of our shareholders. We've had extremely loyal shareholders since day one. And I can't tell you as a management team how much that means to us from a trust standpoint and we want to make sure that we're doing right by each and every one of you.

I'd like to take this time now to open up the call for questions and answers. Phil?

Question-and-Answer Session

Q - Unidentified Analyst

Okay. First question we have, "With recreational cannabis now legal in Nevada and California, what steps does the company need to take in order to sell recreational cannabis? Is there a timeframe for these laws to go into effect?"

Derek Peterson

I think we have people showing at the doors already with some of the messaging I got back. Okay, I outlined it a little bit. Everything's in flux a little bit right now. It looks like in Nevada we'll be able to start selling recreation around summertime which again gives us a good 18 month head start from any competition coming into the marketplace. And the beauty of Nevada is we have the strip perfectly surrounded. We have more access points than any other provider in the marketplace there. Coupled with our exposure in a very prime location in the Reno, Las Vegas, Clark County area.

So, California is going to be a little bit more of a moving target right now. But certainly the first part of 2018, actually today you can actually walk around, it was announced today so recreational is active today but you can't actually sell it till the rules and regulations are implemented. So, we got a little bit of a waiting game on that side but again the beauty of this is we're walking into an environment with great retail exposure in the state. We have a huge M&A focused in the state of California to compound on this momentum and we want to make sure we build that Blum brand in multiple sectors.

We want to make sure we build that IVXX brand and we build that up in anticipation of not only being an adult use environment but also a for profit environment. So, that's what whether that's kind of the status of the two pieces of legislation. We'll try to give updates as time goes on but we're certainly positioning ourselves for an infrastructure standpoint. This gives us a little bit of time to ramp up and what we think the anticipated demand might look like.

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Unidentified Analyst

Okay, next question. "Do you anticipate competition from companies that already operate in recreational cannabis dates?"

Derek Peterson

Oh yes. This competition out there, boring on. And there is the paradigm shift that's happened over the last few years is there's real money coming into this space. Now, there's real money coming into the space from an investment standpoint and there's real players coming into the space to develop existing brand. So, California is a competitive marketplace but I think we are extremely in a position to be extremely well capitalized. I think California is very fragmented and there's a huge M&A rollup opportunity in the state.

And I also think there's a huge organic growth opportunity in the state as well. Coupled again with Nevada marketplace with our firm infrastructure there but there's competition certainly. We get a tremendous amount of traction mainly because we're a public company, we leverage that traction immediately to get our brands out there. So, we think we obviously certainly have a competitive advantage to get ahead of everybody from a branding standpoint going back to my prior comment: "We win if we brand well" and that's where our primary focus is.

Unidentified Analyst

Okay. "Do you have any plans to move into Massachusetts, now that recreational cannabis pass there?"

Derek Peterson

I know you can't tell bottom axe and but I'm from Massachusetts. I pack my cab, haven’t yet, so I certainly have an appetite to move back home. But I've said this multiple times, we're still a small company. There's capital and bandwidth issues and if we're going to focus on markets we're focusing on the primary markets. And California is the sixth largest economy on the planet. The biggest cannabis market probably on the planet definitely is United States.

That being said, Nevada is where we think is going to be the third most productive market in the United States with the 40 something million people that come into a few square miles on an annual basis. And if we're now 21-years or older, we think there's a huge opportunity in that. And again from a branding standpoint, why Nevada specifically Las Vegas is so impactful. We get visitors there from all over the world. Not that we don’t in California but we get them in Nevada even more. So, specifically Las Vegas.

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So, we have an opportunity to take that IVXX and Blum brand and get people familiar with it from Massachusetts, from Florida, from Michigan, from Europe, wherever they happen to be coming in from and that is a huge asset for us. But again the couple when go back with that branding exposure which is our primary strategic motivation right now. That's a huge opportunity and a great platform for us to be able to execute on that.

Unidentified Analyst

Okay. "Do you plan to expand it for now that cannabis is legalized for medical use?"

Derek Peterson

Yes. We definitely have an appetite for Florida. Obviously where the population density and the size and scope of the potential market that's there. I think what you're going to see is the people that won the permit last time around the CBD-only permit are really going to get protectionist in nature. What I mean by that is they're going to want to -- they're going to basically lobby to keep outside permits from being issued for a certain period of time to give them an opportunity to build their business and ramp and get some semblance of ROI.

And I don’t blame them, it's exactly why we put into the language in Nevada to make sure we had a chance to recoup. They put up early risk, they put up early capital in an undeveloped market. So, they're going to be aggressive to protect that for a period of time. We're also going to be aggressive to make sure that that doesn't happen. Will we be successful on the short run, I'm not sure. So, the worst-case scenario there there is a waiting game, maybe it's 12 months, maybe it's 24 months, maybe it's 18 months but there will be an opportunity for us to get engaged there.

And again if we've done a phenomenal job in building our brands out in the California and Nevada marketplaces, that's an easy thing for us to transition to any other market. But I really think the next progressive market for us is New Jersey. Whether Christy step down and take some sort of appointment in DC, whether or not he terms out both sides of the legislation in Nevada including the incoming potential governors are supportive of not only medical cannabis but also adult use legalization. And I've said this since day one that synergistic and complementary Edible Gardens endeavor that we put into place.

We're not going to vacate, we're not going to move away from it, we're putting a lot of energy into building that brand. But how that infrastructure and that backbone in place to be able to execute on this transition which we see upcoming in the not too distant future is going to give us a huge first mover advantage. So, New Jersey is an absolute focus and of course again Florida is well but the [effort] energy in Florida is going to begin with lobbying to create opportunity for ourselves.

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Unidentified Analyst

Okay. "Do you have any plans to expand into Canada?"

Derek Peterson

I don’t know that we can get into Canada. My understanding is that the borders been shut down because there's been mass migration. But joking aside. Not at this point in time. Our focus is in the U.S., our focus is in the key markets and once we execute here and build significant size scope and infrastructure, we'll of course look at just about anything. But the natural progressing for us is making sure we have all the developing key markets within the framework within one set of say Federal rules eventually and something that we can manage again from a bandwidth standpoint.

Unidentified Analyst

Okay. "Is SUPERLEAF reaching the goals of its business plan?"

Derek Peterson

Yes, SUPERLEAF is. We really actually made sure we sat down and focused on how we're going to roll this out. That's what's been most important to us. We really for the first time feel like we have a lead product that differentiates ourselves from all the other stuff that's commoditized on a [produce now]. Again we've always segregated ourselves with the fancy packaging, our own displays if you've walked into most of those retailers in the North East I know a lot of our shareholders have. They buy our products.

You’ve seen that we merchandized separate from everybody else. And those are the things that have separated ourselves in the lab for that expansion of product. But this is something that's fundamentally has far different characteristics of anything else you can find in the marketplace. And when we have a chance to get in front of buyers at all the facilities we're already doing business with, this is a great opportunity to leverage another product in there.

But more importantly than that, it's a great opportunity when we're going to new retailers that we haven’t don’t have a developer relationship with and we're not just showing a base or fancy packaging or different way to merchandize, we're actually showing them something that has differentiation associated with it which they look for to when they're allocating linear shelf space and floor space. So, yes, we're on target, we're getting great feedback, the sell through rates are very attractive but we're making sure that we develop our key growers in multiple marketplaces so that we have infrastructure in place.

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So, that if we do get a big contract, we can fulfil that demand.

Unidentified Analyst

Okay. "The website indicates that Edible Garden products are in 1800 stores in 18 states. Are there plans for expansion and is this a product line you anticipate been and off at these States?"

Derek Peterson

Yes. We want to expand this nationally. I really think it has the legs for national expansion. And to couple on or to add to what I just said, we're building out the grower network to product the product first and foremost. Once we have that grower network in place, we're going to go to that national expansion from a retail standpoint. So, yes, in a perfect world, we want this in all 50 states, we want this in our key markets and that's an absolute priority for us.

Unidentified Analyst

Okay, we have time for one more. "Is the IVXX product line only offer that your facilities or are you open to distributing to other facilities?"

Derek Peterson

Yes. We're in several 100 retailers in the state of California. So, we certainly push tremendous amount of product, I think it's actually our bestselling brand in our Blum location in Oakland. But we are wholesaling that from San Diego to San Francisco and everything in between. So, we're at, that's one of the reasons we've seen the growth on that side. So, what we're doing right now is we're building salesforces that cover Norco Central in Southern California to make sure we are brand ambassadors and brand representatives out there in the marketplace going to different dispensaries.

It really is the wine rep model, it's not much different than that. We really want to make sure we get these brand representatives to educate people on the products, the level of consistency, purity, and a level of production that goes into it. And we really feel like this prefilled cartridge division is going to be one of our biggest growth drivers on a go forward basis. We're at an amazing run rate with these right now. We actually had to expand the production of it up in Oakland with additional equipment and we're bursting at the seams right now, which the timing of being able to get the San Leandro permit and open up a lab there is really going to be helpful for us to continue to drive sales.

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So, yes. We're absolutely wholesaling it out to multiple retailers and we're going to continue to build that footprint. The beauty of the IVXX brand is we're not held back by the bandwidth or cade capacity of a single retail location. That's why we can really move the needle from a topline revenue standpoint through our wholesale distribution. Now of course the margins aren’t as great as they are in the retail side but they blend out very well overall, considering we've got exposure in of our own retail and wholesale throughout the marketplace in general.

So, absolute priority for us, the IVXX brand and we think is going to be one of the premier brands at the state of California. And again we're kind of pivoting from the way we've been marketing it now that adult use is on the table to be again more of our lifestyle brand. If you look at our packaging, we really kind of developed it for a recreational look and feel a while back knowing again skating where we think the puck is going to be not where it's at.

And in this case, it's we turns out we were right we are effective. So, we're launching more products, we're putting salesforce out there, we're increasing our capacity and ability to produce product and that's again that's our one of our primary motivations coming into 2017.

Unidentified Analyst

Okay.

Derek Peterson

Okay. That's it?

Unidentified Analyst

Yes.

Derek Peterson

All right. Well again, thank you to the over a 400 people that are on the call today. I want to thank you Phil for putting the call together. Stewart for structuring the acoustics on the call. Again from the Board of Directors, the Management Team, the Officers, we can't thank you enough for the support that you've given us since 2010. We're really looking forward to this new legislative environment. We couldn’t have been more thrilled with what happened last night from an election standpoint to with the cannabis legislation across the country.

We think this was a huge tipping point for the industry. It's a great catalyst from a momentum standpoint and we look forward to giving you continued updates on our annual filing here coming up at the end of the year.

Take care, everybody.

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